EXHIBIT 21.1

Subsidiaries of Tiptree Inc.

Name(1)	Jurisdiction of Incorporation or Organization
4Warranty Corporation	Florida
Accelerated Service Enterprise, LLC	New Jersey
Fortegra Europe Limited	England & Wales (UK)
Fortegra Financial Corporation	Delaware
Fortegra Indemnity Insurance Company, Ltd.	Turks & Caicos Islands, BWI
Fortegra Specialty Insurance Company	Arizona
Fortegra Warranty Holdings, LLC	Delaware
Freedom Insurance Company, Ltd.	Turks & Caicos Islands, BWI
Insurance Company of the South	Georgia
Life of the South Insurance Company	Georgia
LOTSolutions, Inc.	Georgia
Lyndon Southern Insurance Company	Delaware
Nebraska Harvest Shipping Inc.	Republic of the Marshall Islands
Osios David Shipping Inc.	Republic of the Marshall Islands
Response Indemnity Company of California	California
South Bay Funding LLC	Florida
Stilianos K Shipping Inc.	Republic of the Marshall Islands
Thestelia K Shipping Inc.	Republic of the Marshall Islands
Tiptree Holdings LLC	Delaware
Tiptree Marine Holdings LLC	Republic of the Marshall Islands
Winchester Shipping Inc.	Republic of the Marshall Islands

(1) As of December 31, 2022. Subsidiaries are 100% owned unless otherwise noted.